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                                                                      EXHIBIT 12

                       SATELITES MEXICANOS, S.A. DE C.V.

     COMPUTATION OF EXCESS (DEFICIENCY) OF EARNINGS TO COVER FIXED CHARGES
                          (IN THOUSANDS OF US DOLLARS)

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
                                                                 YEARS ENDED DECEMBER 31,
                                                           ------------------------------------
                                                             2000        1999          1998
                                                           --------    --------    ------------
EARNINGS:
Income (loss) before income tax, minority interest and
  extraordinary loss.....................................  $ 72,213    $(40,987)     $(17,206)
Add: Interest expense....................................    66,635      67,325        52,119
                                                           --------    --------      --------
  Earnings...............................................   138,848      26,338        34,910
                                                           --------    --------      --------
FIXED CHARGES:
Interest expense.........................................    66,635      67,325        52,119
Add: Capitalized interest................................                 1,560        20,500
                                                           --------    --------      --------
  Fixed charges..........................................    66,635      68,885        72,619
                                                           --------    --------      --------
Excess (deficiency) of earnings to cover fixed charges...  $ 72,213    $(42,547)     $(37,709)
                                                           ========    ========      ========
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